Exhibit 16.1


                  [Letterhead of Arthur Andersen LLP]



February 5, 1999


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated February 5, 1999 of HALIS, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


Arthur Andersen, LLP